Exhibit 10.1

DISTRIBUTION AGREEMENT

dated as of

February 14, 2006

between

MERISANT US, INC.

and

ACH FOOD COMPANIES, INC.

TABLE OF CONTENTS

ARTICLE I – DEFINITIONS AND CONSTRUCTION		1
1.1	Defined Terms	1
1.2	Construction	4
1.3	Schedules	4
1.4	Effectiveness	4

ARTICLE II – DISTRIBUTION SERVICES		4
2.1	Exclusive Distributor	4
2.2	Distribution Services	5
2.3	Marketing and Trade Fund Management.	5
2.4	Inventory.	7
2.5	Reporting; Other Information.	8
2.6	Designated Personnel; Offices.	8
2.7	No Other Warranties; Products Complaints	9
2.8	Recall.	9
2.9	Returned Goods Policy	10

ARTICLE III – PRICING AND TERMS		10
3.1	Prices	10
3.2	Invoices	10
3.3	Commissions.	11
3.4	Freight And Distribution Costs	11
3.5	Tax	11
3.6	Title; Risk Of Loss	12
3.7	Credit Risk	12

ARTICLE IV - WARRANTIES		12
4.1	Warranties.	12
4.2	Consequential Damages Waiver	13

ARTICLE V - TRADEMARKS AND TRADE NAMES		13
5.1	Trademarks	13
5.2	Use	13
5.3	Notification	13
5.4	Actions	14
5.5	Similar Marks	14
5.6	Literature	14
5.7	Effect of Termination	14
5.8	Packaging	14
5.9	Right of First Refusal on Certain Branded Products	14

ARTICLE VI - COMPLIANCE WITH APPLICABLE LAW		15

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ARTICLE VII - INDEMNIFICATION		15
7.1	ACH	15
7.2	Merisant	15

ARTICLE VIII – DISPUTE RESOLUTION		15
8.1	Negotiation	15
8.2	Mediation	16
8.3	Arbitration	16
8.4	Final and Binding Arbitration Before American Arbitration Association	16
8.5	Number of Arbitrators	16
8.6	Selection and Qualifications of Arbitrators	16
8.7	Consolidation	17
8.8	Interim Measures	17
8.9	Place of Arbitration	17
8.10	Confidentiality	17
8.11	Discovery	17
8.12	Entry of Judgment	18
8.13	Cost and Attorney’ Fees	18
8.14	Punitive Damages	18
8.15	No Appeal	18

ARTICLE IX – DURATION AND TERMINATION		18
9.1	Term	18
9.2	Termination Without Cause	18
9.3	Termination With Cause	19
9.4	Continuing Rights	19
9.5	Repurchase Of Inventory	19

ARTICLE X - CONFIDENTIALITY		19
10.1	Confidentiality	19
10.2	Disclosure Required by Law	20
10.3	Return of Confidential Information	20
10.4	Remedies	20

ARTICLE XI - MISCELLANEOUS		20
11.1	Relationship of the Parties	20
11.2	Governing Law	21
11.3	Notices	21
11.4	Assignment; Binding Effect; Third Party Beneficiaries	22
11.5	Force Majeure	22
11.6	Entire Agreement	22
11.7	Extensions; Waivers.	22
11.8	Severability	23
11.9	Headings	23
11.10	Counterparts	23

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SCHEDULES

SCHEDULE 2.3.1 - 2006 TRADE PROMOTION PROGRAM

SCHEDULE 2.3.2 - EXECUTIVE COUNCIL

SCHEDULE 2.9 - RETURN GOODS POLICY

SCHEDULE 3.1 - SELLING PRICES

SCHEDULE 3.3.1 - RETAIL COMMISSIONS

SCHEDULE 3.3.2 - FOODSERVICE COMMISSIONS

SCHEDULE 3.4 - FREIGHT AND DISTIRBUTION COSTS

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DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of this 14th day of February, 2006, by and between Merisant US, Inc., a Delaware corporation, having offices at 10 South Riverside Plaza, Suite 850, Chicago, Illinois 60606 (“Merisant”), and ACH Food Companies, Inc., a Delaware corporation, having its offices at 7171 Goodlett Farms Parkway, Memphis, Tennessee 38016 (“ACH”).

WHEREAS, Merisant and its affiliates manufacture and market Equal® and other branded low calorie sweeteners in the United States; and

WHEREAS, ACH is a leading distributor of edible consumer products through retail grocery and foodservice channels in North America; and

WHEREAS, Merisant desires to engage ACH, and ACH desires to act, as the exclusive distributor of products used primarily to sweeten beverages that are marketed and sold by Merisant in the United States, as more fully set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1                                 Defined Terms.  The following capitalized terms shall have the meanings ascribed to them below:

“Commissions” has the meaning set forth in Section 3.3(b).

“Confidential Information” means all oral and written information concerning Disclosing Party’s business and data of any type whatsoever, in any tangible or intangible form, which is hereafter or has been prior to the date hereof provided to Recipient or any of its Representatives by Disclosing Party, Disclosing Party’s Representatives, or a third party at the direction of Disclosing Party or which is or has been developed, compiled or prepared by Recipient based on such information; provided, however, that the term “Confidential Information” will not include: (i) information that the Recipient can establish, by documentary evidence, is now, or subsequently becomes, publicly available, other than as the result of an unauthorized disclosure by Recipient or any of its Representatives; (ii) information that the Recipient can establish, by documentary evidence, was known to Recipient and was in Recipient’s possession, without any obligation to keep such information confidential, prior to disclosure by Disclosing Party; (iii) information that Recipient receives from a third party having legitimate possession of such information and who is not under any obligation to keep such information confidential; and (iv) information that the Recipient can establish, by documentary evidence, is developed by the Recipient independently of the disclosure made by the Disclosing Party.  Any information disclosed by one party to the other party or its Representatives pursuant to the Confidentiality Agreement, dated April 21, 2005, by and between Merisant Company and ACH shall be deemed Confidential Information under this Agreement, except as provided in clauses (i) through (iv) above.

“Disclosing Party” means a party to this Agreement or Representative of such party that discloses Confidential Information.

“Distribution Channels” means the Retail Channel and the Foodservice Channel.

“Effective Date” means, except as the parties may otherwise agree, the later of the date on which the Heinz Agreements terminate in accordance with their terms or that date which is 60 days after the date on which Merisant has provided to ACH all the information necessary for ACH to prepare to render the distribution services hereunder.  The Effective Date shall be confirmed in writing by the parties.

“Executive Council” has the meaning set forth in Section 2.3(b).

“Foodservice Channel” means (i) all restaurants, bakeries and other businesses at which prepared food or beverages are sold for consumption on or off such premises; (ii) food service departments of, or third-party contractors that provide food services to, hospitals, prisons, military installations, schools, colleges, and other group feeding facilities; and (iii) businesses that use the Products as ingredients in the preparation of food products.  For avoidance of doubt, Foodservice Channel shall not include office coffee service and vending machine providers.

“Foodservice Commissions” has the meaning set forth in Section 3.3(b).

“Freight and Distribution Costs” has the meaning set forth in Section 3.4.

“Heinz Agreements” means the Amended and Restated Retail Distribution Agreement, dated May 17, 2001, by and between the Company and Heinz North America, a division of H.J. Heinz Company, as such agreement has been amended or supplemented from time to time, and the Amended and Restated Foodservice Distribution Agreement, dated May 17, 2001, by and between the Company and Heinz North America, a division of H.J. Heinz Company, as such agreement has been amended or supplemented from time to time.

“Heinz Inventory” has the meaning set forth in Section 2.4(b).

“Invoice Price” has the meaning set forth in Section 3.1.

“Minimum Fill Rate” has the meaning set forth in Section 2.4(a).

“Minimum Foodservice Commission” has the meaning set forth in Section 3.3(b).

“Minimum Retail Commission” has the meaning set forth in Section 3.3(a)

“Net Price” means the Selling Price of a Product minus any discounts, trade marketing spending, returns, allowances and credits offered by ACH or its brokers or other agents to customers that purchase such Product.

“Products” means all products used primarily to sweeten beverages marketed and sold by Merisant in the Territory during the term of this Agreement through the Distribution Channels and any sweetened product that the parties agree will become a “Product” for purposes of this Agreement.  The term “Products” shall not include (i) Canderel® branded chocolates, (ii) co-branded sweetener products used primarily to sweeten beverages that bear both a Trademark and a trademark designated in writing by Merisant on the date hereof that is packaged in a sugar stick format, (iii) ”private label” products that are manufactured by Merisant for third parties, and (iv) products that are manufactured and distributed by or for third parties and that bear any trademark other than a Trademark.

“Recipient” means a party to this Agreement or Representative of such party that receives Confidential Information from the Disclosing Party.

“Representatives” means the employees, agents, and consultants of a Disclosing Party or a Recipient, including its legal and accounting representatives.

“Retail Channel” means all retail grocery stores (including limited selection stores, military post exchanges, and alternative retail grocery stores commonly known as health or natural food stores) and drugstores.   For avoidance of doubt, the Retail Channel does not include distribution to any club, mass merchandisers, dollar stores or convenience store class of outlet, including without limitation Sam’s Club, BJ Wholesale Club and Costco.

“Retail Commissions” has the meaning set forth in Section 3.3(a).

“Selling Price” has the meaning set forth in Section 3.1.

“SKU” means a stock keeping unit, or a separate, individual inventory item differentiated by style, color, size or other characteristic.

“Territory” means the States of the United States of America, the District of Columbia, and any territory that becomes a State of the United States of America, subject in the latter case only to any agreement with Merisant or any company controlled by or under direct or indirect common control with Merisant that is in effect prior to such territory becoming a State.

“Trademark” has the meaning set forth in Section 5.1.

1.2                                 Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.   Any reference to any federal, state or local law will be deemed also to refer to law as amended and rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless the context requires otherwise, references to the plural include the singular; references to the singular include the plural; the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.   Each reference to “this Agreement”, “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference contained in this Agreement shall refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

1.3                                 Schedules.  The Schedules and other attachments identified in this Agreement are incorporated herein by reference and are made a part hereof.

1.4                                 Effectiveness.  This Agreement shall be legally binding upon the parties hereto upon its execution and delivery by both parties, but this Agreement shall not be deemed effective and operative until the Effective Date.

ARTICLE II

DISTRIBUTION SERVICES

2.1                                 Exclusive Distributor.

(a)                                  As of the Effective Date and subject to the terms and conditions contained herein, Merisant appoints ACH, and ACH accepts its appointment, as the exclusive distributor of the Products through the Distribution Channels in the Territory.  Nothing contained in this Agreement shall be construed to limit or restrict Merisant’s right, in its sole discretion, to discontinue the manufacture, sale or distribution of any Product at any time, subject, however, to Merisant’s obligation to repurchase from ACH its entire inventory of such Product then on hand at the Invoice Price therefor as provided herein.

(b)                                 During the term of this Agreement, ACH shall not directly or indirectly manufacture, distribute or sell, or assist any other entity to manufacture, distribute or sell, in the Territory, including without limitation through any sub-distributor, sales agent or broker, any products that directly compete with the Products other than the Products or products that ACH acquired or distributed prior to the date hereof; provided that ACH shall not be precluded from acquiring any business that has existing products (other than branded sweeteners used primarily to sweeten beverages) that are identified as being sweetened with any branded sweetener that competes directly with any Product nor shall ACH be precluded from participating in joint promotional activities with third party brands as long as the products involved are not high intensity sweetener products or low-calorie, all natural sweetener products.

(c)                                  Merisant will not be liable to ACH for any third-party sales of the Products or other activities within the Territory which have not been authorized by Merisant; provided, however, that Merisant will not sell the Products to any entity it knows, or has reason to know, intends, directly or indirectly, to distribute or sell the Products in the Territory or to anyone else intending to do the same; and provided further that if any such sales of Products are made in the Territory, Merisant shall take commercially reasonable efforts to halt such sales.

2.2                                 Distribution Services.  ACH shall provide the following services under this Agreement:

 (a)                               ACH shall use commercially reasonable efforts to (i) distribute and sell the Products in the Territory, (ii) extend the distribution and sale of the Products in the Territory so as to maximize such distribution, and (iii) meet or exceed the volume sales targets agreed to by the parties.

(b)                                 ACH shall be responsible for invoicing and receivables collection for all Products sold to customers by ACH under this Agreement.

(c)                                  ACH shall maintain a sales management team and trained personnel adequate for the needs of the Territory, maintaining such office, warehouse and distribution facilities (either directly or through third parties) as shall be reasonably necessary for such purposes.  ACH shall provide or direct all sales activities in the Retail Channel, including headquarter calls and regional sales execution through ACH’s broker network.  In addition, ACH shall provide or direct all sales activities for the Foodservice Channel through its distribution and national account sales team, including through ACH’s broker network.

(d)                                 In the event that a customer for the Products requests a service that is outside the scope of this Agreement, the parties agree to use their commercially reasonable efforts to reach a mutually acceptable solution that is in the mutual best interests of the parties.

2.3                                 Marketing and Trade Fund Management.

(a)                                  Schedule 2.3.1 sets forth the trade promotion program for the calendar year ended December 31, 2006.  Merisant agrees that it shall establish and provide to ACH its recommended trade promotion plan for the next calendar year based on a schedule provided by ACH to Merisant.  Merisant understands that it is ACH’s intent to have in place all key parameters of the next-year’s plan at least six months in advance, unless certain customer requirements dictate that those parameters must be in place earlier.  In such case, ACH shall provide reasonable notice to Merisant of the date on which such information will be required, and Merisant shall use its commercially reasonable efforts to provide such information as ACH requests on the time schedule established by ACH.  Each such trade promotion program shall establish a budget for trade marketing and promotional allowances to be funded by Merisant and provided to customers of the Products in the Retail Channel and Foodservice Channel.  If the parties are unable to agree upon a trade promotion program with respect to the Retail Channel or Foodservice Channel for a year during the term of the Agreement, the parties shall continue to implement the trade promotion program then in effect for such Distribution Channel to the extent applicable until the parties agree upon a new trade promotion program.  ACH shall negotiate specific trade programs with customers; provided that such trade programs are consistent with the overall trade promotion program then in effect.

(b)                                 The parties agree to establish an executive council, composed of two representatives each, the initial members of which are listed on Schedule 2.3.2 (the “Executive Council”).  Such Executive Council and other appropriate personnel shall meet in person or by teleconference at least once per calendar quarter to guide marketing planning and execution and to review trade plans and execution.

(c)                                  ACH shall provide Merisant with the reasonable opportunity upon advance request by Merisant to participate in the following ACH meetings: (i) ACH national sales meetings, (ii) annual sales planning meetings with customers of the Products, and (iii) quarterly business review meetings with customers of the Products. Merisant’s field representatives shall be afforded a reasonable opportunity to participate in scheduled sales calls to customers of the Products as reasonably requested from time to time by Merisant.  Merisant shall be permitted to participate in primary customer planning and execution against the plan for business development with respect to the distribution of Products to the top 15 customers in each Distribution Channel.

(d)                                 Within forty-five (45) days after the date of this Agreement, the parties shall use their good faith efforts to agree upon the methodology by which ACH shall track and Merisant shall fund trade spending pursuant to this Agreement.  All trade marketing and promotional expenses and allowances less the rate for applicable Commissions that are incurred by ACH shall be invoiced to Merisant in the ACH accounting period immediately following such activity accompanied by complete supporting documentation as mutually agreed by the parties.

(e)                                  Merisant shall make available to ACH for use by its sales team reasonable quantities of promotional materials at no cost to ACH.

(f)                                    ACH shall work with Merisant in a collaborative manner to develop and execute specific marketing and advertising programs for each Distribution Channel.  The cost of all programs will be the responsibility of Merisant. Merisant may provide, in its sole discretion and with the prior written approval of ACH, incentives to ACH’s sales organization, including sub-distributors, sales agents and brokers.

(g)                                 For avoidance of doubt, Merisant shall be responsible for all business activities except for those expressly assumed by ACH pursuant to this Agreement or as otherwise agreed by the parties, including, but not limited to, new product development, product manufacturing, consumer affairs, and consumer direct marketing.

2.4                                 Inventory.

(a)                                  During the term of this Agreement, ACH shall submit to Merisant binding purchase orders for Product on a regular basis as necessary for ACH to maintain at all times during the term of this Agreement at least thirty (30) days’ inventory for each SKU.  ACH shall manage its inventory of each SKU of the Product such that it maintains a 98% case fill rate for ship-to-trade orders (the “Minimum Fill Rate”) and shall forward to Merisant within ten (10) business days after the end of each accounting period adequate documentation (as mutually agreed by the parties) of the percentage fill rate for such past accounting period.  ACH shall not be deemed to be in breach of its obligation to maintain the Minimum Fill Rate if ACH’s failure to meet such Minimum Fill Rate is a direct result of Merisant’s failure to perform its obligations under this Agreement.  If ACH fails to maintain the Minimum Fill Rate for a period of two (2) consecutive ACH accounting periods, the parties shall promptly meet to discuss any problems that may be causing such failure and adopt plans to remediate any such problems.  Notwithstanding the foregoing, ACH shall not be required to maintain inventory of any SKU of the Product in excess of the amount reasonably forecasted by ACH and Merisant as necessary to fill orders over the next succeeding thirty (30) days.

(b)                                 On or about the Effective Date, Merisant shall acquire from H. J. Heinz Company all Products then owned and in the possession of H. J. Heinz Company pursuant to the terms of the Heinz Agreements (the “Heinz Inventory”).  Merisant shall cause all such Heinz Inventory to be delivered to ACH at such locations as may be designated by ACH, and ACH shall accept delivery of all such Heinz Inventory at such designated locations.  ACH shall take title to and pay Merisant pursuant to the terms of this Agreement for the Heinz Inventory up to the amount of inventory reasonably forecasted by ACH and Merisant as necessary to fill orders over the next succeeding thirty (30) days, based on movement data for each SKU over the six months preceding the Effective Date.  ACH will acquire the remaining Heinz Inventory (which shall remain the property and risk of Merisant until acquired by ACH) as needed to fulfill its obligations under paragraph (a) of this Section 2.4.  ACH shall only be required to take title to Heinz Inventory that (i) meets the applicable and current specifications for the Product, (ii) is not, in ACH’s reasonable determination, damaged or distressed and (iii) has an expiration date that is at least six (6) months after the Effective Date.

(c)                                  ACH shall arrange and manage movement of the Products through ACH’s distribution centers and third-party warehouses and will be responsible for delivery to customers.  ACH shall regularly monitor and handle the Products at ACH’s distribution centers and third-party warehouses to ensure their proper storage, handling and continued conformance to an “excellent” rating pursuant to the then most current standards of the American Institute of Baking.

(d)                                 ACH shall manage inventory rotation of the Products on a “code out” (FIFO) basis. Any obsolescence of the Products which was the result of improperly managed inventory rotation, as mutually agreed by the parties, will be for the sole account of ACH, and ACH shall bear all costs related to disposition of such Products. All costs of obsolete Products due to reasons other than agreed improper rotation on the part of ACH will be borne by Merisant.  Costs reimbursable hereunder to ACH for such obsolete Products will include the Invoice Price of the obsolete Products to ACH and all costs related to disposition of such Products.

2.5                                 Reporting; Other Information.

(a)                                  Within forty-five (45) days after the date hereof, the parties shall develop a protocol for the reporting of historical operating data with respect to the sales and distribution of Products pursuant to this Agreement.  Such protocol shall prescribe the types of information to be reported by ACH and its brokers to Merisant and the timing of such reports.  The protocol may also establish the procedures by which ACH may make available to Merisant electronic records of operating data relating to the sale and distribution of the Products.   ACH shall provide to Merisant forecasts of purchases of Product and ship-to-trade for the current ACH accounting period and for a rolling period consistent with periods used by ACH for similar products distributed by ACH which at a minimum shall be the remaining accounting periods in ACH’s then-current fiscal year.  Such forecasts shall be stated in the aggregate and broken down by SKU.

(b)                                 Subject to the conditions of any agreements ACH has with its third-party providers, Merisant employees shall be provided access during normal business hours to inspect those portions of the offices where the distribution services provided pursuant this Agreement are managed and warehouses and other facilities of ACH where Products are stored or distributed, provided (i) reasonable advance written notice of least forty-eight (48) hours is provided to ACH, and (ii) Merisant does not visit any such site for this purpose more than once per calendar month.  ACH shall use commercially reasonable efforts to provide, or cause to be provided, to Merisant access to the executive management of any broker used to sell Products during normal business hours upon reasonable advance notice.  Merisant may request that ACH use commercially reasonable efforts to obtain information from its brokers with respect to order processing, sales reporting and retail execution appraisals or “score cards” generated by such brokers, provided that ACH shall not be required to incur any costs in doing so.

2.6                                 Designated Personnel; Offices.

(a)                                  At all times during the term of this Agreement, each of the parties shall designate at least one manager for each of the Retail Channel and the Foodservice

Channel who will have direct responsibility for such Distribution Channel.  The initial managers shall be Monte Fenstra and Greg DuPey for ACH and Julie Forbes and Michael Falvo for Merisant.  All communications (other than invoicing and similar communications) and information requests shall be made through such designated managers.

 (b)                              ACH shall provide reasonable access to office cubicles for up to two employees of Merisant from time to time at ACH’s office located in the Chicago metropolitan area at no additional cost to Merisant.  Merisant employees shall have access to such offices during ACH’s normal hours of operation for such location, and Merisant shall cause its employees to observe any security policies of ACH that apply to such location.  Each such Merisant employee shall execute a nondisclosure agreement with ACH which shall be effective for as long as such employee has access to ACH’s premises.

2.7                                 No Other Warranties; Product Complaints.  ACH shall not make any verbal or written warranties, representations or claims concerning the Products other than those contained in written materials previously supplied by Merisant to ACH.  Product related complaints received by ACH will be promptly forwarded to Merisant and handled by Merisant in accordance with Merisant’s applicable procedures.  ACH will assist Merisant to the extent reasonably necessary in the resolution of any such complaints.

2.8                                 Recall.

(a)                                  Only Merisant may initiate the recall or withdrawal of the Products.  To the extent that any Product is determined to be adulterated or materially misbranded or otherwise is determined not to be legally salable in any jurisdiction, Merisant shall initiate a recall or withdrawal with regard to such Product.  A Product shall be deemed to be “materially misbranded” for purposes of the preceding sentence if the nature of the misbranding creates a risk of sickness, injury, gross consumer deception or economic fraud.  In the event of such recall or withdrawal, Merisant will provide notice to ACH, and the recall or withdrawal shall be conducted by ACH in accordance with its procedures and policies then in effect.   In addition, ACH agrees to provide any additional reasonable services requested by Merisant in connection with such recall or withdrawal.  ACH’s direct expenses related to the recall or withdrawal services or incurred by it in connection with any seizure of Product, including customer charges and out-of-pocket and allocated manpower expenses, will be billed to and payable by Merisant, provided that Merisant shall bear no expense to the extent that the recall or withdrawal is caused by ACH’s negligence or willful misconduct.  Merisant shall reacquire from ACH any Products that are recalled or withdrawn and any Products returned to ACH due to or in connection with such recall or withdrawal, whether technically the subject of such recall or withdrawal or not, and shall promptly pay ACH the Net Price for any such Products.  Merisant shall also reimburse ACH the Net Price for any Products seized by or through the order of a court or governmental agency or authority as a result of the failure of Merisant to initiate a recall or withdrawal in a timely fashion.  Amounts due to ACH from Merisant pursuant to this paragraph shall be paid within thirty (30) days from the receipt by Merisant of an invoice from ACH setting forth the amounts due; provided that any such amount shall accrue at a rate of interest per year equal to the prime interest rate reported by ACH’s principal commercial bank plus 1% per annum during the period commencing on the date that is five (5) business days after receipt of such invoice and ending on the date of payment of such amount.

(b)                                 ACH shall provide prompt notice to Merisant if it learns of any condition that reasonably could give rise to a recall or withdrawal of Products.

2.9                                 Returned Goods Policy.  Merisant shall accept the return by ACH of Products in accordance with ACH’s Returned Goods Policy, a copy of which is attached hereto as Schedule 2.9. Merisant agrees to reimburse ACH for reasonable charges, including freight and handling, it incurs for the services provided by third parties employed by ACH to process unsalable Products and damaged Products claims at the point of delivery to ACH.

ARTICLE III

PRICES AND TERMS

3.1                                 Prices.  Merisant shall sell Products to ACH at a price (the “Invoice Price”) equal to (x) the gross list prices for each SKU of such Products published by Merisant from time to time during the term of this Agreement (the “Selling Prices”), minus  (y) applicable Commissions earned thereon, and minus (z) any cash discounts that ACH will provide its customer for such Product with respect to such Product.  The Selling Prices for individual Product SKUs shall not vary by Distribution Channel.  The initial Selling Prices are set forth in Schedule 3.1 to this Agreement.  Merisant may revise the Selling Prices from time to time upon ninety (90) days’ prior written notice to ACH.   In the event that Merisant decreases the Selling Prices during the term of this Agreement, all Products then owned by ACH or its customers will be price protected (i.e., Merisant shall provide to ACH a credit equal to the amount of the decrease for each SKU affected, times the total number of units of that SKU in inventory for ACH and its customers on the date that the price decrease becomes effective).  In the event that Merisant increases the Selling Prices during the term of this Agreement, it shall meet with ACH to discuss in good faith possible adjustments in the trade promotion program then in effect to assist in the implementation of such increase.

3.2                                 Invoices.

(a)                                  Merisant shall invoice ACH at the time of transfer of title of the Products purchased pursuant to orders issued by ACH in an amount equal to the Invoice Price for the Products. Invoices shall be due thirty (30) days from the date of invoice, subject to a two percent (2%) discount for payment of the invoice in full by the due date.

(b)                                 ACH shall invoice Merisant for returns and spoilage allowances less the rate of any Commissions paid on returned or damaged Product and shall, upon request,

provide Merisant reasonable documentation evidencing such returns and spoilage allowances.

(c)                                  During and after the term of this Agreement, if either party incurs an expense, via chargeback, deduction or otherwise that is not attributable to the party incurring such expense, the other party agrees to reimburse the affected party for such costs within thirty (30) days of invoice.

3.3                                 Commissions.

(a)                                  Merisant shall pay ACH commissions based on the Net Price of Products to be sold in the Retail Channel by ACH or agents of ACH pursuant to this Agreement as set determined in accordance with Schedule 3.3.1 (the “Retail Commissions”); provided that Merisant shall pay ACH minimum Retail Commissions each year as set forth in Schedule 3.3.1, which amount shall be pro rated for any partial year during the term of this Agreement (the “Minimum Retail Commission”).

(b)                                 Merisant shall pay ACH commissions based on Net Price of Products to be sold in the Foodservice Channel made by ACH or agents of ACH pursuant to this Agreement as set determined in accordance with Schedule 3.3.2 (the “Foodservice Commissions” and, together with Retail Commissions, “Commissions”); provided that Merisant shall pay to ACH minimum Foodservice Commissions each year as set forth in Schedule 3.3.2, which amount shall be pro rated for any partial year during the term of this Agreement (the “Minimum Foodservice Commission”).

3.4                                 Freight And Distribution Costs.  Schedule 3.4 provides a description of the methodology to be used by ACH to determine costs associated with the services provided by ACH under this Agreement for inbound freight, outbound freight and distribution and warehousing (collectively, the “Freight and Distribution Costs”).  At any time during the Agreement, ACH may adjust the costs then in effect in order to pass through any change in fuel surcharges from ACH’s providers.  ACH shall provide notice to Merisant of any such increase in fuel surcharges and, upon the request of Merisant, documents reasonably documenting such increase.  ACH will invoice Merisant for Freight and Distribution Costs at the end of each ACH accounting period, and Merisant shall pay ACH within thirty (30) days of the date of the relevant invoice.  The Freight and Distribution Costs shall be subject to the co-shipment adjustment set forth in Schedule 3.4.  In order to assist Merisant in its annual planning process, ACH shall from time to time provide to Merisant an estimate of the potential per-case costs ACH expects to incur for Freight and Distribution Costs to be paid by Merisant based on the methodology provided in Schedule 3.4.

3.5                                 Tax.  ACH agrees to pay any sales, use, gross receipts or other similar sales or use taxes with respect to any shipment of the Products. If ACH asserts a tax exemption, ACH will furnish Merisant a valid exemption certificate for each jurisdiction in which it is claiming an exemption.

3.6                                 Title; Risk of Loss.  Title to the Products and risk of loss shall pass to ACH at the point of delivery to ACH.

3.7                                 Credit Risk. The credit risk is assumed solely by ACH.  ACH, therefore, reserves the right to make independent credit decisions regarding credit line extensions plus monitoring each customer’s open account exposure.

ARTICLE IV

WARRANTIES

4.1                   Warranties.

(a)                    Merisant warrants that all Products will be in conformity with Merisant’s then current specifications for such Products at the time of delivery to ACH.  Merisant further warrants that any Products delivered by Merisant or any affiliate of Merisant to ACH shall not be adulterated or misbranded within the meaning of the federal Food Drug & Cosmetic Act, and shall not be an article which may not, under the provisions of Section 404 and 505, be introduced into interstate commerce.  All Products shall conform to all applicable Consumer Product Safety Standards, bans and rules issued under the federal Consumer Product Safety Act and the federal Hazardous Substances Act and shall not be an article which is a banned hazardous product under the Consumer Product Safety Act or a banned hazardous substance under the federal Hazardous Substances Act at the date of delivery to ACH.  Merisant further warrants that any Product delivered to ACH shall comply at the date of such delivery with all other applicable federal laws, rules and regulations of all political subdivisions of the United States of America and with the applicable laws, rules and regulations of the respective states of the United States of America and their respective political subdivisions whether now or hereafter enacted.  All warranties made under this Section 4.1(a) are subject to the fact that Merisant does not warrant and hereby disclaims any liability for any Products becoming adulterated or misbranded within the meaning of the Consumer Product Safety Act by reason of causes beyond its control, including, but not limited to, any act or omission of ACH, and Merisant further disclaims any liability for sales of any Products in any state of the United States of America if any state or political subdivision thereof  bans any ingredient contained in any Product or requires labeling with respect to any such ingredient and Merisant has delivered notice to ACH of any such ban or requirement.

(b)                   Merisant further represents that it has the relevant corporate power and authority necessary to execute and deliver this Agreement and perform its obligations contained herein, and that the execution and delivery of this Agreement and the performance of its obligations hereunder after the Effective Date will not breach any other agreement to which Merisant is a party or be in any way violating the rights of any other party to any such other agreement.

(c)                    ACH represents that it has the relevant corporate power and authority necessary to execute and deliver this Agreement and perform its obligations contained herein, and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not breach any other agreement to which Merisant is a party or be in any way violating the rights of any other party to any such other agreement.

4.2                                 Consequential Damages Waiver.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES (INCLUDING, BUT NOT LIMITED TO ECONOMIC LOSS OR LOSS OF PROFITS) SUFFERED OR INCURRED AS A RESULT OF OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT OR ANY TORT (INCLUDING, BUT NOT LIMITED TO, STRICT LIABILITY OR NEGLIGENCE) COMMITTED BY A PARTY IN CONNECTION WITH THIS AGREEMENT.

ARTICLE V
TRADEMARKS AND TRADE NAMES

5.1                                 Trademarks.  All trademarks, trade names, logos, copyrights and other designations used or adopted by Merisant in connection with the Products, including without limitation Equal® (the “Trademarks”), will at all times be and remain the property of Merisant, its affiliated companies or third parties with whom Merisant or its affiliated companies have a license. ACH shall not in any way dispute or impugn the validity of the Trademarks, Merisant’s, its affiliated companies’ or such third parties’ sole ownership of the Trademarks, or such parties’ right to use and control the use of the Trademarks during the term of this Agreement and thereafter; nor will ACH do or knowingly permit to be done any action or thing which will in any way impair the rights of Merisant or such third parties in and to the Trademarks. ACH acknowledges that its use of the Trademarks will not create in it any right, title or interest in the Trademarks and agrees that all use of the Trademarks will be for the benefit of Merisant or such third parties.

5.2                                 Use.  ACH may use the Trademarks only in connection with the services to be provided hereunder and only in the manner and style approved by Merisant in writing.  Such approval shall not be unreasonably withheld or delayed by Merisant provided that Merisant shall be reasonable in withholding such approval if Merisant determines that such use shall dilute, tarnish or otherwise diminish the value of such Trademark.  ACH will not use the Trademarks as part of its company name or in connection with any product other than the Products.  ACH agrees not to alter, deface, remove, cover up, or mutilate any of the Trademarks or any serial number, lot code number or other designation that may be attached or affixed to the Products or any packaging materials.

5.3                                 Notification.  ACH will: (i) notify Merisant in writing of any infringing uses, applications for registration, or registrations of the Trademarks or marks similar thereto of which it has actual knowledge; (ii) execute any documentation reasonably requested by Merisant relating to the Trademarks; and (iii) comply with all reasonable instructions of Merisant with regard to the use and display of the Trademarks.

5.4                                 Actions.  ACH acknowledges that only Merisant will have authority to institute actions or proceedings to prevent any infringement, imitation, unauthorized use, or misuse of any of the Trademarks and agrees to provide Merisant with reasonable assistance in such proceedings at Merisant’s request, provided that Merisant shall reimburse ACH for any costs incurred by ACH in so doing.

5.5                                 Similar Marks. ACH agrees not to adopt any trademark, trade name, mark, logo or symbol which is similar to or likely to be confused with any of the Trademarks. ACH will not use any other trademark, word, symbol, letter or design in combination with any of the Trademarks.

5.6                                 Literature.  Merisant will have the right to approve all sales literature, advertising and promotional materials, manuals and related materials prepared or used by ACH in connection with the Products.  Such approval shall not be unreasonably withheld or delayed by Merisant.  ACH agrees to provide to Merisant copies or workpapers describing such literature and materials prior to such use.  If Merisant does not object to such material within ten (10) business days of receipt, Merisant shall be deemed to have approved ACH’s use of such materials.

5.7                                 Effect of Termination.  Upon termination of this Agreement for any reason, ACH shall promptly cease all use of the Trademarks, provided that ACH may continue to use the Trademarks in its promotion and sale of the Products held in inventory and not repurchased by Merisant pursuant to the provisions of Section 9.5 hereof.

5.8                                 Packaging.  The Products shall be resold only in their original packages. ACH shall not, either directly or indirectly, re-label, repackage, mark, or assist any other entity to re-label, repackage, or mark the Products except for such repackaging as may be necessary to refurbish damaged Products with the prior approval of Merisant.

5.9                                 Right of First Refusal on Certain Branded Products.  If during the term of this Agreement, Merisant receives a bona fide offer from an unrelated third party to license any Trademark for use with branded creamers or fortified nutritional drink mixes to be sold by or for such third party in the Territory, Merisant shall deliver notice to ACH, which notice shall disclose all material economic terms of any such offer to ACH.  Within thirty (30) days of receipt of such offer, ACH shall be permitted to match such offer to Merisant to license such Trademark for the purposes described in the notice.  If, within thirty (30) days after its receipt of the notice from Merisant, ACH shall not have delivered a notice to Merisant agreeing to match the offer made, Merisant shall be permitted to enter into an agreement with such third party on terms not less favorable than those set forth in Merisant’s notice to ACH.  If ACH delivers a notice within that 30-day period agreeing to match the offer made, the parties shall meet in good faith and negotiate a license on the terms provided in the original notice, with such adjustments as they may mutually agree.

ARTICLE VI
COMPLIANCE WITH APPLICABLE LAW

Each party warrants to the other that it shall comply with all applicable laws and regulations and governmental orders and decrees applicable to the sale of the Products by Merisant to ACH and the purchase, promotion and sale by ACH of the Products, including without limitation applicable Food and Drug Administration regulations.

ARTICLE VII
INDEMNIFICATION

7.1                                 ACH.  ACH shall indemnify, defend and hold Merisant harmless against all costs, claims, suits, demands, judgments, expenses (including reasonable attorneys’ fees) or damages resulting from or arising out of the following: (i) any breach by ACH of any of its warranties, duties or obligations under this Agreement; and (ii) the negligence or willful misconduct of ACH, its employees or agents, except to the extent any such damage resulted from or was contributed to by Merisant, its employees or agents.

7.2                                 Merisant.  Merisant shall indemnify, defend and hold ACH harmless against all costs, claims, suits, demands, judgments, expenses (including reasonable attorneys’ fees) or damages resulting from or arising out of the following: (i) any breach by Merisant of any of its warranties, duties or obligations under this Agreement; (ii) the negligence or willful misconduct of Merisant, its employees or agents; (iii) any alleged death or injury relating to or caused by the Products; and (iv) any claim of infringement or award of royalties of profits from the use of the intellectual property of others with respect to the Products, except in each case to the extent any such damage resulted from or was contributed to by ACH, its employees or agents.

ARTICLE VIII

DISPUTE RESOLUTION

8.1                               Negotiation.  In the event that any dispute may arise relating to the Agreement, the parties shall first seek to resolve such dispute by negotiations between senior executives who have authority to settle the controversy and have direct operational responsibility for the matters contemplated by this Agreement.  When a party believes there is a dispute relating to the Agreement, the party will give the other party written notice of the dispute. The senior executives shall meet at a mutually acceptable time and place within thirty (30) days after the date of the notice to exchange relevant information and to attempt to resolve the dispute.  If a senior executive intends to be accompanied at a meeting by an attorney, the other party’s senior executive shall be given at least three (3) business days’ notice of such intention and may also be accompanied by an attorney.  All negotiations are confidential and shall be treated as compromise and settlement negotiations under the United States Federal Rules of Evidence.

8.2                               Mediation. If the dispute has not been resolved within thirty (30) days after the date of the notice of a dispute, or if the party receiving such notice fails or refuses to meet within such time period, either party may require mediation of the dispute by sending the other party a written notice that the dispute be mediated. The party receiving such a written notice will promptly respond to the requesting party so that all parties can jointly select a neutral and impartial mediator and schedule the mediation session.  The parties shall mediate the dispute before a neutral, third-party mediator within thirty (30) days after the date of the written request for mediation.

8.3                               Arbitration. If a dispute has not been resolved within sixty (60) days after the original notice of a dispute or within two (2) business days after the date mediation has been completed, whichever is later, then either party may initiate arbitration proceedings. Notwithstanding the above provisions, if either party deems that time is of the essence in resolving the dispute, it may initiate arbitration and seek interim measures, if appropriate, and then comply with the requirements for negotiations and mediation as long as they are fully completed before the commencement of the final hearing on the merits in the arbitration proceeding.

8.4                               Final and Binding Arbitration Before American Arbitration Association.  Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, arising out of, connected with, or relating in any way to this Agreement, the relationship of the parties, the obligations of the parties or the operations carried out under this Agreement, including without limitation, any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination, or enforceability of this Agreement, shall be settled through final and binding arbitration, it being the intention of the parties that this is a broad form arbitration agreement designed to encompass all possible disputes among the parties relating to the project that is the subject of the parties’ agreement.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code).  If there is any inconsistency between this Article VIII and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Article VIII will control the rights and obligations of the parties.

8.5                               Number of Arbitrators.  If the amount in dispute involves less than $1,000,000, exclusive of interest and costs, then the arbitration shall be conducted and finally settled by a sole arbitrator.  If the amount in controversy, exclusive of interest and costs, is $1,000,000 or more, if the amount in dispute is unknown, or if relief other than damages is sought, then the arbitration shall be conducted and finally settled by three (3) arbitrators.

8.6                               Selection and Qualifications of Arbitrators.  If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties.  If the parties fail to agree on the arbitrator within ten (10) business days after the initiation of the arbitration, then Chicago, Illinois Chapter of the AAA shall appoint the arbitrator.

If the arbitration is to be conducted by three arbitrators, then each party or group shall appoint one arbitrator within thirty (30) days of receipt of notice of the commencement of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the later of the two arbitrators is appointed by the parties.  All arbitrators shall be and remain at all times wholly impartial and shall provide the parties with a statement that they can and shall decide the case impartially. No arbitrator shall have any financial interest (directly or indirectly) in the dispute or any financial dependence (directly or indirectly) upon any of the parties.  All arbitrators shall be knowledgeable of the consumer products business or the law applicable to such business.

8.7                               Consolidation.  If the parties to this Agreement initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then the parties hereby agree that all such proceedings may be consolidated into a single arbitral proceeding if the consolidated proceeding can be conducted in a manner consistent with the terms of this Agreement. The parties do not intend or agree by this provision to authorize a class action or a mass action.

8.8                                 Interim Measures.  Notwithstanding the foregoing, in the event interim judicial relief is necessary prior to the conclusion of discussions, mediation or arbitration contemplated by this Article VIII in order to avoid irreparable injury to either party, then such party may seek interim measures of protection, including without limitation orders of injunction, specific performance or other equitable relief, from any court of competent jurisdiction. The provisions of this Section 8.8 shall not be deemed to preclude the arbitrators from awarding similar or other interim relief or entering interim arbitration awards.

8.9                                 Place of Arbitration.  Unless otherwise agreed by all parties to the arbitration, the situs of the arbitration under this Agreement shall be Chicago, Illinois.

8.10                         Confidentiality.  Except to the extent necessary to enforce the arbitration agreement or award, to enforce other rights of the party, or as required by law, the parties, their employees, officers, directors, counsel, consultants, and expert witnesses, shall maintain as confidential the fact of the arbitration proceeding, the arbitral award, contemporaneous or historical documents exchanged or produced during the arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration.

8.11                         Discovery.  All discovery shall be conducted in accordance with the Federal Rules of Evidence and, to the extent permitted thereunder, the parties shall produce documents, which may include contracts, books, records, internal documents, notes, and memoranda, of any and all kinds or types. It shall not be objectionable that documents are requested by general category. The parties also agree to provide oral depositions of their employees, officers and directors, and to fully, accurately and timely answer written interrogatories submitted to them. The arbitral tribunal shall have the power, upon the application of any party, to make all appropriate orders for the discovery described above, to which power the parties specifically consent. If a party fails to provide documents pursuant to an order of the tribunal, the arbitrators may take that failure into account in deciding the issues. Applicable legal privileges against the disclosure of information shall be recognized.

8.12                         Entry of Judgment.  Judgment on the award of the arbitral tribunal may be entered by any court of competent jurisdiction.

8.13                         Costs and Attorneys’ Fees.  The arbitral tribunal is authorized to award costs and attorney’s fees or allocate them between the parties, and the costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

8.14                         Punitive Damages.  Penal, punitive, treble, multiple, consequential, incidental or similar damages may not be recovered or awarded.

8.15                           No Appeal.  Any arbitral award shall be final and binding on the parties as to the questions submitted to arbitration except that errors of law or findings of fact not supported by substantial evidence shall be subject to appeal.

ARTICLE IX

DURATION AND TERMINATION

9.1                                 Term.  The term of this Agreement will commence on the Effective Date and will thereafter remain in effect until the date that is three years after the Effective Date, unless earlier terminated as provided herein. This Agreement may be renewed for two additional three-year terms upon written notice of such extension delivered by either party at least one hundred eighty (180) days prior to the then scheduled expiration of this Agreement. Both parties shall continue to perform timely their respective obligations under this Agreement during the period from the  delivery of any such expiration notice through the date of termination.

9.2                                 Termination Without Cause.  Either party may terminate this Agreement without cause in whole or with respect to a Distribution Channel by giving the other party at least one hundred and eighty (180) days prior written notice of its intention to do so; provided, however, that no such notice may be given until after the first anniversary of the Effective Date. If Merisant terminates this Agreement pursuant to this Section 9.2, Merisant shall pay to ACH $1,000,000 on the date that this Agreement terminates and the rate of Commissions shall increase by 1.5% for all Commissions earned by ACH on Products sold during the period commencing on the date of the termination notice and ending on the date this Agreement terminates.  Both parties shall continue to perform timely their respective obligations under this Agreement during the period from the delivery of any such termination notice through the effective date of termination, including the payment by Merisant of any Commissions earned by ACH during such period.

9.3                                 Termination With Cause.  In the event of a material breach of this Agreement by a party, the other party may terminate this Agreement upon not less than ninety (90) days’ prior written notice, provided that the breach has not been cured within thirty (30) days of receipt of notice of such breach and provided further that the party terminating this Agreement is not then in material breach of this Agreement.  Either party may terminate this Agreement upon written notice to the other if there has occurred any event of force majeure preventing performance by the other party and such event has continued for a period of three (3) consecutive months or longer.

9.4                                 Continuing Rights.  Upon expiration or termination of this Agreement for any reason, the parties will have no further rights, liabilities, duties or obligations under this Agreement, except for any rights, liabilities, duties or obligations under Sections 9.2, 9.4 and 11.2 and Articles VII, VIII and X of this Agreement, and any rights, liabilities, duties or obligations which arise prior to such expiration or termination.

9.5                                 Repurchase Of Inventory.  Upon the date of expiration or termination of this Agreement for any reason, Merisant shall purchase at the Net Price the remaining inventory of Products that are good and salable. Promptly following expiration or termination, pursuant to Merisant’s request and direction and at Merisant’s cost, ACH will return all price lists, catalogs, samples, advertising, promotional or other materials for the Products in ACH’s possession, except for such materials used in the sale of remaining inventories of the Products not purchased by Merisant.

ARTICLE X

CONFIDENTIALITY

10.1                           Confidentiality.  During the term of this Agreement and for a period of two years after the termination or expiration of this Agreement, Recipient agrees that (i) it will, and will cause its Representatives to, maintain in confidence all Confidential Information and will not disclose any Confidential Information to any person, except as expressly provided herein, and will provide the same care to avoid disclosure or unauthorized use of the Confidential Information as it provides to protect its own similar proprietary information; and (ii) it will not, and will not permit its Representatives to, use the Confidential Information for any commercial or competitive purpose whatsoever.  Furthermore, each party acknowledges and agrees that the Confidential Information will be used only for the purposes of this Agreement and not in any way directly or indirectly detrimental to the Recipient.  Recipient may, however, disclose the Confidential Information to its Representatives, but only if such Representatives reasonably need to know the Confidential Information for the purposes of this Agreement.  Recipient agrees to (i) inform each of its Representatives receiving Confidential Information of the confidential nature of the Confidential Information and of the existence and the terms of this Agreement; (ii) direct its Representatives to treat the Confidential Information confidentially and not to use it other than in connection with the Discussions; and (iii) be responsible for any improper use of the Confidential Information by any of its

Representatives (including, without limitation, those Representatives who, subsequent to the first date of disclosure of Confidential Information hereunder, cease to be Representatives).

10.2                           Disclosure Required by Law.  In the event Recipient, or any of its Representatives, is requested or becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then the party so requested or compelled will provide Disclosing Party with prompt written notice of such request or requirement so that Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement.  In the event that such protective order or other remedy is not obtained, or that Disclosing Party waives compliance with the provisions hereof, the Person so requested or compelled will furnish only that portion of the Confidential Information that it is advised by outside legal counsel is legally required to be disclosed and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.  ACH acknowledges and agrees that a copy of this Agreement will be filed by Merisant Worldwide, Inc. and Merisant Company with the Securities and Exchange Commission.

10.3                           Return of Confidential Information.  All Confidential Information, unless otherwise specified in writing, remains the property of the Disclosing Party. Upon the request of Disclosing Party following termination of this Agreement, Recipient agrees to promptly return to Disclosing Party all documents, reports, exhibits and other materials provided by or on behalf of Disclosing Party containing Confidential Information.  In addition, Recipient agrees to destroy all working papers containing any Confidential Information or extracts therefrom, and all copies of any notes, analyses, compilations, studies or other documents that it or its Representatives prepared containing or reflecting any Confidential Information and, if requested by Disclosing Party, to deliver a certificate executed by an appropriate officer of Recipient certifying that all such materials have been destroyed.  Notwithstanding the foregoing, Recipient shall be entitled to retain in its legal department, for record and audit purposes only, in its legal department one copy of any such materials referred to above in this Section 10.3

10.4                           Remedies.  Recipient acknowledges and agrees that remedies at law for any actual or threatened breach by it of the covenants contained in this Article would be inadequate and that Disclosing Party will be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Article, in addition to all other remedies available to Disclosing Party at law or in equity.

ARTICLE XI

MISCELLANEOUS

11.1                           Relationship of the Parties.  The relationship of Merisant and ACH under this Agreement is that of seller and purchaser, and nothing contained in this Agreement and no action taken by either party to this Agreement will be deemed to: (i) constitute either party or any of such party’s employees, agents or representatives to be an employee, agent or representative of the other party, or (ii) create any partnership, joint venture, association or syndicate among or between the parties, or (iii) confer on either party any express or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of the other party.

11.2                           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, excluding the conflict of laws provisions thereof.

11.3                           Notices.  Any notice under this Agreement will be valid and effective only if given by written instrument that is personally delivered or sent by facsimile, or registered or certified mail, postage prepaid, addressed as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to ACH:

ACH Food Companies, Inc.
7171 Goodlett Farms Parkway
Memphis, Tennessee 38016
Facsimile: (901) 381-2906
Attention:  Vice President, Strategy and Development

With a copy to:             General Counsel (same address and facsimile)

If to Merisant:                    Merisant US, Inc.
10 South Riverside Plaza, Suite 850
Chicago, Illinois 60606
Facsimile: (312) 840-5108
Attention: Senior Vice President, North American Sales

With a copy to:             General Counsel (same address and facsimile)

All notices, requests or other communications will be effective and deemed given only as follows:  (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day.  Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

11.4                           Assignment; Binding Effect; Third Party Beneficiaries.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder, whether by operation of law or otherwise, without the prior written approval of the other party, and any such assignment by a party without prior written approval of the other party will be deemed invalid and not binding on such other party; provided that Merisant may assign this Agreement in whole or in part upon notice to ACH to an affiliate of Merisant, or as part of a sale of all or substantially all of the stock of Merisant or Merisant Worldwide, Inc. or assets of business of Merisant that manufactures or markets the Products; and provided, further that ACH may assign this Agreement in whole or in part to any wholly owned subsidiary or affiliate of ACH or to any purchaser of all or substantially all of the assets of ACH other than to any purchaser that owns or distributes any sweetener or sweetened product that competes directly with any of the Products or that is controlled by or under common control with any person that owns or distributes any such sweetener or sweetened product.  Merisant acknowledges that ACH may utilize the services of brokers in the performance of its duties and obligations hereunder, and that such use will not be a breach of this Section 11.4.   All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns.  There are no third party beneficiaries having rights under or with respect to this Agreement.

11.5                           Force Majeure.  Neither party will be liable to the other for any loss or injury incurred or damages sustained by the other party due to a failure on the part of the party to perform under this Agreement (except for either party’s obligation to make a payment under any provision of this Agreement), if such failure to perform is a result of war, act of terrorism, riot, labor strike or lock-out, shortages, fire, flood, wind, storm or other Act of God, governmental control or regulation or other similar condition beyond the party’s reasonable control.

11.6                           Entire Agreement.  This Agreement sets forth the entire and final agreement and understanding of the parties with respect to the subject matter of this Agreement. Any and all prior agreements or understandings, whether written or oral, with respect to the subject matter of this Agreement, are hereby terminated.  This Agreement may not be modified or amended except by an instrument in writing executed by the parties to this Agreement. Any terms or conditions that may be different from, or in addition to those agreed to and set forth in this Agreement, are expressly objected to and will not be binding upon either party unless mutually agreed to in writing.

11.7                           Extensions; Waivers.  Any party may, for itself only, (i) extend the time for the performance of any of the obligations of any other party under this Agreement, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby.  No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.  Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

11.8                           Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

11.9                           Headings.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

11.10                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, Merisant and ACH, by their respective duly authorized officers or representatives, have executed and delivered this Agreement on the date first above written.

MERISANT US, INC.

By:	/s/ Jonathan W. Cole
Name: Jonathan W. Cole
Title: Vice President, General Counsel

ACH FOOD COMPANIES, INC.

By:	/s/ Jeffrey A. Atkins
Name: Jeffrey A. Atkins
	Title:	Executive Vice President Chief Executive Officer

Signature Page to Distribution Agreement